Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

METAVANTE HOLDING COMPANY

These Restated Articles of Incorporation are executed by the undersigned to supersede and replace the heretofore existing Articles of Incorporation and any amendments thereto of Metavante Holding Company, a corporation incorporated under Chapter 180 of the Wisconsin Statutes, the Wisconsin Business Corporation Law:

ARTICLE I

The name of the corporation is Metavante Technologies, Inc. (the “Corporation”).

ARTICLE II

The Corporation may engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

ARTICLE III

The aggregate number of shares which the Corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class and the par value thereof per share, shall be as follows:

Designation of Class	Par Value Per Share	Authorized Number of Shares
Preferred Stock	$0.01	5,000,000
Common Stock	$0.01	200,000,000
Class A Common Stock	$0.01	100,000,000

Any and all such shares of Common Stock, Class A Common Stock and Preferred Stock may be issued for such consideration as shall be fixed from time to time by the Board of Directors.

The preferences, limitations and relative rights of such classes shall be as follows:

(1) Designation of Series. The Preferred Stock may from time to time as hereinafter provided be divided into and issued in one or more series, and the Board of Directors is hereby expressly authorized to establish one or more series, to fix and determine the variations as among series and to fix and determine, to the extent provided in the Wisconsin Business Corporation Law, the following designations, terms, limitations and relative rights and preferences of such series:

(a) The designations of such series and the number of shares which shall constitute such series, which number may at any time, or from time to time, be increased or decreased (but not below the number of shares thereof then outstanding) by the Board of Directors unless the Board of Directors shall have otherwise provided in establishing such series;

(b) The voting rights to which the holders of the shares of such series are entitled, if any;

(c) The yearly rate of dividends on the shares of such series, the dates in each year upon which such dividend shall be payable and, if such dividend shall be cumulative, the date or dates from which such dividend shall be cumulative;

(d) The amount per share payable on the shares of such series in the event of the liquidation or dissolution or winding up of the Corporation (whether voluntary or involuntary);

(e) The terms, if any, on which the shares of such series shall be redeemable, and, if redeemable, the amount per share payable thereon in the case of the redemption thereof (which amount may vary with regard to (i) shares redeemed on different dates; and (ii) shares redeemed through the operation of a sinking fund, if any, applicable to such shares, from the amount payable with respect to shares otherwise redeemed);

(f) The extent to and manner in which a sinking fund, if any, shall be applied to the redemption or purchase of the shares of such series, and the terms and provisions relative to the operation of such fund;

(g) The terms, if any, on which the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class and, if so convertible, the price or prices or the rate or rates of conversion, including the method, if any, for adjustments of such prices or rates, and any other terms and conditions applicable thereto; and

(h) Such other terms, limitations and relative rights and preferences, if any, of such series as the Board of Directors may lawfully fix and determine and as shall not be inconsistent with the laws of the State of Wisconsin or these Restated Articles of Incorporation.

All shares of the same series of Preferred Stock shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates from which any cumulative dividends thereon shall be cumulative. All shares of the Preferred Stock of all series shall be equal and shall be identical in all respects, except as permitted by the foregoing provisions of this paragraph (1).

(2) Dividends. The holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate fixed by the Board of Directors with respect to each series of shares and no more. Such dividends shall be payable on such dates and in respect of such periods in such year as may be fixed by the Board of Directors to the holders of record thereof on such date as may be determined by the Board of Directors. Such dividends shall be paid or declared and set apart for payment for each dividend period before any dividend (other than a dividend payable solely in Common Stock or Class A Common Stock, respectively) for the same period shall be paid upon or set apart for payment on the Common Stock or Class A Common Stock, and, if dividends on the Preferred Stock shall be cumulative, all unpaid dividends thereon for any past dividend period shall be fully paid or declared and set apart for payment, but without interest, before any dividend (other than a dividend payable solely in Common Stock) shall be paid upon or set apart for payment on the Common Stock or Class A Common Stock. The holders of Preferred Stock shall not, however, be entitled to participate in any other or additional earnings or profits of the Corporation, except for such premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up.

(3) Redemption. In the event that the shares of any series of the Preferred Stock shall be made redeemable as provided in subparagraph (e) of paragraph (1), above, the Corporation may, at its option, redeem at any time or from time to time all or any part of such shares, upon notice duly given as hereinafter provided, by paying for each share the redemption price then applicable thereto fixed by the Board of Directors as provided in subparagraph (e) of paragraph (1), above.

Notice of every such redemption shall be mailed at least thirty (30) days prior to the date fixed for such redemption to the holders of record of the shares called for redemption at their respective addresses as shown on the stock records of the Corporation. In case of a redemption of a part of a series of Preferred Stock at the time outstanding, the Corporation shall select by lot, in such manner as the Board of Directors may determine, the shares so to be redeemed.

On or before the date fixed for a redemption specified therein, the Corporation shall deposit funds sufficient to redeem such shares with a bank or trust company in good standing, as designated in such notice, organized under the laws of the United States or of the State of Wisconsin, doing business in the City of Milwaukee, Wisconsin, and having a capital, surplus and undivided profit aggregating at least $50,000,000.00, according to its last published statement of condition, in trust for the pro rata benefit of the holders of the shares called for redemption, and if the name and address of such bank or trust company and the deposit or intent to deposit the redemption funds in such trust account shall have been stated in such notice of redemption, and the Corporation shall have given such bank or trust company irrevocable instructions and authorization to pay the amount payable upon redemption to the proper holders upon surrender of certificates representing such shares, then, from and after the mailing of such notice and the making of such deposit, all shares so called for redemption shall no longer be deemed to be outstanding for any purpose whatsoever and the right to receive dividends thereon and all rights of the holders of such shares in or with respect to such shares of the Corporation shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company the amount payable upon redemption together with all accrued but unpaid dividends to the date fixed for redemption, without interest, upon the surrender of the certificates representing the shares to be redeemed, and the right to exercise privileges of conversion, if any, on or before the date fixed for redemption or such earlier date as may be fixed for the expiration thereof.

Any funds so deposited by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion subsequent to the time of such deposit shall be released and repaid to the Corporation upon its request. Any funds so deposited and unclaimed at the end of five (5) years (or such shorter period as shall be provided by law) after the date fixed for redemption shall be released and repaid to the Corporation, after which holders of the shares called for redemption shall no longer look to the said bank or trust company but shall look only to the Corporation, or to others, as the case may be, for payment of any lawful claim for such funds which the holders of said shares may still have. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(4) Reissue of Shares. Shares of the Preferred Stock which shall have been converted, redeemed, purchased or otherwise acquired by the Corporation, whether through the operation of a sinking fund or otherwise, shall be retired and restored to the status of authorized but unissued shares.

(5) Liquidation. In the event of liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, the holders of shares of Preferred Stock shall be entitled to be paid the full amount payable on such shares upon the liquidation, dissolution or winding up of the Corporation fixed by the Board of Directors with respect to such shares as provided in subparagraph (d) of paragraph (1), above, before any amount shall be paid to the holders of the Common Stock or Class A Common Stock. After payment to holders of the Preferred Stock of the full preferential amounts to which they are entitled, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock and Class A Common Stock.

(6) Designation of Rights and Preferences of Class A Common Stock. Except as expressly set forth in clauses (a) and (b) below, the Class A Common Stock shall be identical in all respects to the Common Stock.

(a) Voting Rights and Distributions. Shares of Class A Common Stock shall not be entitled to vote on any matter or to participate in any dividend or other distribution payable with respect to the Common Stock.

(b) Conversion of Class A Common Stock. At 12:01 a.m. New York City Time on the first day following the Closing Date (as defined in the Investment Agreement, dated as of April 3, 2007, among Marshall & Ilsley Corporation, Metavante Corporation, Montana Merger Sub Inc. and WPM, L.P.), each outstanding share of Class A Common Stock shall automatically convert into one share of Common Stock, without any action by any of the Corporation, the Board of Directors of the Corporation, the holders of Common Stock or Class A Common Stock or any other person, and the Corporation shall not be required to notify any person that such conversion has been effective. At such conversion time, the rights of any holder with respect to shares of converted Class A Common Stock shall cease and such holder shall be deemed to have become the holder of an equivalent number of shares of Common Stock. Promptly upon surrender to the Corporation of a certificate or certificates for shares of converted Class A Common Stock, the Corporation shall issue and deliver, in accordance with the surrendering holder’s instructions, the certificate or certificates for Common Stock issuable upon such conversion.

ARTICLE IV

Except as set forth in any agreement between the Corporation and any such holder, no holder of any stock of the Corporation shall have any preemptive or other subscription rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or any of additional stock issued by reason of any increase of authorized capital stock of the Corporation or other securities whether or not convertible into stock of the Corporation.

ARTICLE V

The address of the registered office of the Corporation is 8040 Excelsior Drive, Suite 200, Madison, Wisconsin 53717 and the name of its registered agent at such address is C T Corporation System.

ARTICLE VI

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, its Board of Directors. The number of directors (exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, voting separately as a series pursuant to the provisions of these Restated Articles of Incorporation applicable thereto) shall be not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by an affirmative vote of a majority of the directors then in office. No decrease in the number of directors shall shorten the term of any incumbent director.

A director shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, shall be filled by vote of a majority of the directors then in office, although less than a quorum (or by a sole remaining director), and if there are no directors then in office by a vote of the shareholders. Any director so elected to fill any vacancy in the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify. Notwithstanding the foregoing, any vacancy in a director position elected by the holders of one or more series of preferred stock, voting separately as a series, shall be filled by vote of such shareholders.

Exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, voting separately as a series pursuant to the provisions of these Restated Articles of Incorporation applicable thereto, no director of the Corporation may be removed from office except for Cause and by the affirmative vote of a majority of the votes entitled to be cast by all outstanding shares of capital stock of the Corporation entitled to vote at a meeting of shareholders duly called for such purpose. As used in this Article VI, the term “Cause” shall mean solely malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of the Corporation.

No person, except those nominated by or at the direction of the Board of Directors, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request, in the form and within the applicable notice period established by the Corporation’s By-laws, is received from a shareholder of record by the Secretary of the Corporation. Where such a request for nomination and such consent have been timely received, but such nominee is unable or declines to serve, the person who placed the individual’s name in nomination may request that an alternative name be placed in nomination at the meeting.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Restated Articles of Incorporation applicable thereto. During the prescribed terms of office of such directors the Board of Directors shall consist of such directors in addition to the number of directors determined as provided in the first paragraph of this Article VI.

ARTICLE VII

The period of existence of the Corporation shall be perpetual.

ARTICLE VIII

Notwithstanding any other provision of these Restated Articles of Incorporation or the Corporation’s By-Laws (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the Corporation’s By-Laws), the Corporation’s By-Laws may be amended, altered or repealed, and new By-Laws may be enacted, only by the affirmative vote of not less than a majority of the votes entitled to be cast by all outstanding shares of capital stock of the Corporation entitled to vote at a meeting of shareholders duly called for such purpose, or by a vote of not less than a majority of the entire Board of Directors then in office.

ARTICLE IX

These Restated Articles of Incorporation supersede and take the place of the heretofore existing Articles of Incorporation of the Corporation and any amendments thereto.

The undersigned officer of Metavante Holding Company hereby certifies that the foregoing amendment and restatement of the Articles of Incorporation of said corporation contains amendments to the Articles of Incorporation requiring shareholder approval, and was duly adopted by the Board of Directors and shareholders of the corporation on October 25, 2007 in accordance with Section 180.1003 of the WBCL.

Executed in duplicate this 26th day of October 2007.

METAVANTE HOLDING COMPANY

By:	/s/ Randall J. Erickson
Randall J. Erickson
Vice President and Secretary

This instrument was drafted by:

Conrad G. Goodkind

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4497